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                                                            EXHIBIT 99.06

November 30, 2001

Dear Shareholders:

Environmental Power Corporation ("EPC") reported, for the third quarter 2001, revenues of $13,914,475 and net income of $922,030 as compared with revenues of $13,079,296 and net income of $903,168 for the same period last year. For the nine months ended September 30, 2001, revenues were $39,494,244 and net income was $1,692,496, compared with revenues of $41,165,018 and net income of $2,032,140 for the first nine months of 2000. Please refer to EPC's third quarter 10-Q, Management Discussion and Analysis section, for a discussion of the period to period differences.

During the third quarter, Scrubgrass continued the excellent levels of electricity output which it had achieved during the first half of this year.
The plant's year-to-date capacity factor on September 30, 2001 was 89.7%, which compares favorably with the 89.0% achieved in the first nine months of last year and 89.6% for the same period in 1996 which was our best production year historically. We are hopeful that 2001 will establish a new benchmark for electric generation at this facility.

Scrubgrass is also enjoying the benefits of current low interest rates. As most of the project's debt carries variable interest rates, we have seen margins widen between the revenues that result from our fixed power sales rate and Scrubgrass' overall expenses. We anticipate that the continued high levels of power generation combined with low interest rates should help Scrubgrass to achieve one of its best years ever from current annual power production.

The cash flow from Scrubgrass has allowed EPC to absorb the costs and overhead associated with the acquisition in July of Microgy Cogeneration Systems, Inc. Management continues to be very enthused by the opportunities that Microgy provides and is working hard to develop the strategies to best realize them. EPC has retained Xenergy Inc., a leading energy consultant, to assist with analysis of the wholesale and retail renewable energy markets. We also have employed SJH, Inc., a strategic agriculture industries consultant, to help identify our best approach in that important aspect of Microgy's business. These consultants, along with our financial, tax and investor/public relations advisors will share an open dialog with EPC management and each other as we consider and shape EPC's strategic plan. To promote and facilitate that dialog, EPC has taken the innovative step of hosting a two day conference which includes both presentations and round table discussions aimed at sparking creative interaction among our outside experts as well as with EPC management and directors.

Recently, national and international press, including Time Magazine and The Economist, have focused considerable attention on the air and water pollution problems resulting from large concentrations of animals at dairies and swine farms. As U.S. and international standards for pollution control are tightened, Microgy's licensed technology for anerobic digestion of animal manure, a process which is expected to reduce air and water contaminants from the waste streams of large farms, should be poised to provide an important service to and increase profitability for
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farmers. Our licensed process, which mitigates such pollution, is designed to perform a high efficiency extraction of methane from the animal waste for use as a bio-fuel to generate electricity. With the increasing support of numerous state and federal initiatives, including proposed federal tax incentives, to help create markets and encourage generation of renewable energy, EPC believes it is well positioned to take advantage of the opportunities in these emerging segments of the agriculture and power generation industries.

As we continue our effort to define and focus EPC's strategy, Microgy has begun to seek host farms and to negotiate wholesale power sales contracts in some important markets such as California, Wisconsin and Arizona. There is always considerable risk that negotiations and plans do not work out as anticipated and that markets change or required financing is not available. However, EPC believes that such risk makes it even more valid and vital that we begin to pursue our new business even as we define and shape our larger strategy. We see little harm and many benefits by pressing to minimize the time before we have installed our first group of digester/generator facilities. We believe that if we are able to contract for, finance and construct a meaningful number of plants in key markets in the early moments of recognition of these emerging opportunities, we will have maximized our chances for successful implementation of our ultimate business strategy.

We look forward to sharing with you meaningful developments as we progress our exciting business plan over the course of the next several quarters. In the meantime, we'd like to thank you for your continued support and welcome your comments and questions.

Sincerely,

/s/ Donald A. Livingston               /s/ Joseph E. Cresci

Donald A. Livingston, President        Joseph E. Cresci, Chairman and CEO